EXHIBIT 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into July 6, 2005, effective as of July 7, 2005, by and between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office at 4410 Arapahoe Avenue, Suite 200, Boulder, CO 80303 and ADVANCED ENERGY INDUSTRIES, INC. (“Borrower”), whose address is 1625 Sharp Point Drive, Fort Collins, CO 80525.

1. DESCRIPTION OF EXISTING AGREEMENT. Among other Obligations, which may be owing by Borrower to Bank, Borrower is or may become indebted to Bank pursuant to, among other documents, a Loan and Security Agreement dated May 10, 2002, as it may be amended from time to time (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS. Bank hereby agrees to modify the Loan Agreement as follows:

A.	Modifications to Loan Agreement.

1.	Subsection (b) of Section 2.5 entitled “Fees” is amended to read as follows:

(b)	Non-usage Fee. No later than the 15th calendar day following the end of each calendar quarter, Borrower shall pay to Bank a non-usage fee equal to Three-Eighths of One Percent (0.375%) per annum of the difference between the Committed Revolving Line and the average daily outstanding balance during the prior calendar quarter.

2.	Subsection (d) of Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby amended to read as follows:

(d)	At any time that the aggregate amount of outstanding Advances, exclusive of interest thereon, exceeds $10,000,000 and remains outstanding for 30 consecutive days, Borrower will allow Bank to conduct an initial audit and thereafter annual audits of Borrower’s Collateral at Borrower’s expense. Such audits will be conducted no more often than once every year after the initial audit, unless an Event of Default has occurred and is continuing.

3.	Section 6.7 entitled “Financial Covenants” is amended to read as follows:

Borrower will maintain on a consolidated basis as of the last day of each fiscal quarter of Borrower unless otherwise noted:

(i)	Quick Ratio. A ratio of Quick Assets to Current Liabilities of at least 2.00 to 1.0; and, for purposes hereof, the current portion of convertible subordinated notes shall be subtracted from Current Liabilities.

(ii)	Tangible Net Worth. A Tangible Net Worth plus Subordinated Debt plus the outstanding principal amount of Borrower’s (a) 5.0% Convertible Notes due September 1, 2006 and (b) 5.25% Convertible Notes due November 15, 2006 (collectively, the “Existing Notes”) or of any convertible subordinated notes (containing subordination terms satisfactory to Bank in its sole discretion) issued by Borrower in repayment of such Existing Notes, of at least the sum of $220,000,000 plus 50% of the net profit for such quarter; and, for purposes hereof, the figure of $220,000,000 may be reduced on a one-time basis at the time Borrower issues (A) any new convertible notes (containing subordination terms satisfactory to Bank in its sole discretion) to repay the Existing Notes, by the difference between the amount of the Existing Notes and the amount of any such new convertible notes, and (B) any new equity securities to repay the Existing Notes, by the difference between the amount of the Existing Notes and the amount of any such new equity securities; provided, that the amount of such one time reduction may not exceed the lesser of $70,000,000 or the amount of balance sheet cash (exclusive of the proceeds of such new convertible notes, new equity securities or combination of both notes and equity) used to repay the Existing Notes; and provided, further, that at the time of such one-time reduction, Borrower shall have raised not less than $100,000,000 in new convertible notes(containing subordination terms satisfactory to Bank in its sole discretion), new equity securities or a combination thereof.

4.	Section 13.1 entitled “Definitions” is hereby amended to change the definitions of the following terms to read as shown:

"Collateral” is the property described on Exhibit A, excluding any tangible property located outside the United States.

"Committed Revolving Line” is a Credit Extension of up to $40,000,000.

“Credit Extension” is each Advance, FX Forward Contract, Letter of Credit or any other extension of credit by Bank for Borrower’s benefit.

Subpart (d) of the definition of “Eligible Accounts” is amended to read as follows:

(d)	Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, except for Applied Materials, for which the percentage may be 35%, for the amounts that exceed that percentage, unless Bank approves in writing in advance;

Subpart (g) of the definition of “Permitted Indebtedness” is amended to read as follows:

(g)	Indebtedness of AE-Japan up to an aggregate principal amount of $7,500,000.

“Revolving Maturity Date” is July 6, 2006.

5.	Exhibits C and D attached hereto shall be substituted for those attached to the Loan Agreement.

B.	Consent to Change in Management.

     Borrower has notified Bank that it is in the process of changing its chief executive officer from Mr. Douglas S. Schatz to Dr. Hans-Georg Betz and Borrower has requested that Bank consent to such change in management for purposes of Section 7.2 of the Loan Agreement. This Loan Modification will serve as Bank’s consent to such change in management solely for purposes of Section 7.2 of the Loan Agreement. Bank’s consent shall not limit or impair Bank’s right to demand strict performance of (1) this covenant as set forth in the Loan Agreement after such change in management; and (2) all other covenants and provisions set forth in the Loan Agreement at all times.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE AND EXPENSES. Borrower shall pay to Bank a fee in the amount of Ten Thousand and No/100 Dollars ($10,000.00) (the “Loan Fee”) plus all of Bank’s reasonable out-of-pocket expenses in connection with this Loan Modification Agreement.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon receipt by Bank of the Loan Fee and a fully executed counterpart hereof.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:	BANK:

ADVANCED ENERGY INDUSTRIES, INC.	SILICON VALLEY BANK

By: /s/ Michael El-Hillow	By: /s/ Frank Amoroso
Name: Michael El-Hillow	Name: Frank Amoroso
Title: Executive V.P. and CFO	Title: V.P.

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